							Filed under Rule 424(b)(3), Registration Statement No. 333-202789
			Pricing Supplement No. 40 - Dated Monday, June 13, 2016 (To: Prospectus Dated March 16, 2015 and Prospectus Supplement Dated March 27, 2015)
CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
34540TMJ8	100% (1)	0.825%			Fixed	1.900%	Semi-Annual	6/20/2019	12/20/2016	$9.34	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 6/20/2017 and Semi-Annually thereafter with 30 Calendar Days Notice.

(1) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 0.3500% discount to the public offering price.

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
34540TMK5	100% (2)	1.250%			Fixed	2.500%	Semi-Annual	6/20/2021	12/20/2016	$12.29	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 6/20/2017 and Semi-Annually thereafter with 30 Calendar Days Notice.

(2) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 0.6500% discount to the public offering price.

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
34540TML3	100% (3)	1.800%			Fixed	3.250%	Semi-Annual	6/20/2026	12/20/2016	$15.98	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 6/20/2017 and Semi-Annually thereafter with 30 Calendar Days Notice.

(3) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 1.0000% discount to the public offering price.

Trade Date: Monday, June 20, 2016 @ 12:00 PM ET
Settlement Date: Thursday, June 23, 2016
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book-Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

Ford Credit Notes - Series B $5,000,000,000 Ford Motor Credit Company LLC Prospectus Dated: 3-16-15 and Prospectus Supplement Dated: 3-27-15
If the stated maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the stated maturity date or interest payment date.

Ford Credit Notes - Series B